Exhibit 99.2
June 23, 2008
Oilsands Quest Inc.
 Suite 205, 707 – 7th Avenue S.W.
 Calgary, Alberta
 T2P 3H6

Attention:	The Board of Directors of Oilsands Quest Inc.

Re:	Report on Resource Estimates by Independent Qualified Resources Evaluator of Oilsands Quest Inc. (the “Company”)
To the Board of Directors of Oilsands Quest Inc. (the “Company”):
1.	We have prepared resource estimates of discovered and undiscovered initially-in-place bitumen resources on portions of the Company’s Axe Lake Discovery and Raven Ridge Discovery as at April 30, 2008.
2.	The preparation and disclosure of the resource estimates are the responsibility of the Company’s management. Our responsibility is to express an opinion on the resource estimates based on our evaluation.
We carried out our evaluation in accordance with standards set out in the Canadian Oil and Gas Evaluation Handbook (the “COGE Handbook”) prepared jointly by the Society of Petroleum Evaluation Engineers (Calgary Chapter) and the Canadian Institute of Mining, Metallurgy & Petroleum (Petroleum Society).
3.	Those standards require that we plan and perform an evaluation to obtain reasonable assurance as to whether the resource estimates are free of material misstatement. An evaluation also includes assessing whether the resource estimates are in accordance with principles and definitions presented in the COGE Handbook.
2200, Bow Valley Square 3, 255 – 5 Avenue SW, Calgary AB T2P 3G6 Tel: (403) 262-5506 Fax: (403) 233-2744 www.mcdan.com

Oilsands Quest Inc. Report on Resource Estimates	Page 2 June 23, 2008

4.	The following table sets forth the Company share of discovered and undiscovered bitumen initially-in-place included in the resource estimates of the Company evaluated by us, for the year ended April 30, 2008.
(billion bbls of bitumen)

	Axe Lake		Raven Ridge	Total
Discovered Resources
(Discovered Bitumen Initially-In-Place)
Low Estimate (P90)	1.241		0.337	1.578
Best Estimate (P50)	1.723		0.566	2.289
High Estimate (P10)	2.334		0.727	3.061
Undiscovered Resources
(Undiscovered Bitumen Initially-In-Place)
Low Estimate (P90)	n/a	*	0.493	0.493
Best Estimate (P50)	n/a		1.949	1.949
High Estimate (P10)	n/a		3.523	3.523
* No evaluation of Undiscovered Resources at Axe Lake was conducted.
5.	In our opinion, the resource estimates respectively evaluated by us have, in all material respects, been determined and are in accordance with the COGE Handbook. We express no opinion on the resource estimates that we reviewed but did not audit or evaluate.
6.	We have no responsibility to update our report referred to in paragraph 4 for events and circumstances occurring after the preparation date.
7.	Because the resource estimates are based on judgments regarding future events, actual results will vary and the variations may be material.
Executed as to our report referred to above:
MCDANIEL & ASSOCIATES CONSULTANTS LTD.

“signed by G. M. Heath” G. M. Heath, P. Eng. Vice President
Calgary, Alberta